Exhibit 10.51

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of this 14th day of July, 1997, between WTTE, Channel 28, Inc., a Maryland corporation ("Company"), and Rob Weisbord ("Employee").
RECITALS
A.    Company, a subsidiary of Sinclair Communications, Inc, ("SCI"), owns or operates television broadcast station KUPN-TV ("Station") in the Las Vegas, Nevada area (the "Subject Community").
B.    Company desires to employ Employee as General Sales Manager of Station, and Employee desires to accept such employment.
C.    Company and Employee desire to set forth the terms of employment of Employee with Company as General Sales Manager of the Station (including the granting to Employee of Stock Options in Company).
NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.	Duties.
1.1.    Duties Upon Employment. Upon the terms and subject to the other provisions of this Agreement, commencing on the date hereof (the "Effective Date"), Employee will be employed by Company as General Sales Manager of Station. As the General Sales Manager, Employee will

(a)	report to the General Manager of Station; and

(b)    have such responsibilities and perform such duties as may from time to time be established by the General Manager of Station and/or President of the Company.
1.2.    Full-Time Employment. While an employee of Company, Employee agrees to devote Employee's full working time, attention, and best efforts exclusively to the business of Station.

2. Term.

2.1.    Term. The term of Employee's employment as the General Sales Manager of the Station under this Agreement (the "Employment Term") will begin on the Effective Date and continue until employment is terminated in accordance with Section 4. As used in this Agreement, an "employment year" is a twelve (12) month period beginning on January l and ending on the next following December 31; provided, however, that the first "employment year" shall begin on the Effective Date and shall end on December 31, 1997.
2.2.    At Will Employment. Notwithstanding anything else in this Agreement, including, without limitation, the provisions of Sections 2.1. and 3 regarding the employment term and compensation and benefits of Employee, respectively, the employment of Employee is not for a specified period of time, and Company may terminate the employment of Employee with or without Cause (as defined below) at any time. There is not, nor will there be, unless in a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.
3.    Compensation and Benefits. Employee is entitled to the compensation and benefits described on Schedule A attached hereto on the terms and conditions stated therein. Contingent upon Employee's execution of this Agreement and a favorable review of Employee's performance six (6) months after the Effective Date, Employee may also be granted options to acquire six thousand (6,000) shares of stock of Sinclair Broadcast Group, Inc. ("SBG"), the parent corporation of SCI, subject to the terms and conditions contained in the Incentive Stock Option Plan of SBG.

4.	Employment Termination.

4.1.	Termination of Employment.
(a)    The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those Sections of this Agreement which are continuing and will survive the end of the Employment Term, as specified in Section 8.10 of this Agreement) on the earliest to occur of the following events (the "Termination Date"):

(1)	the death of Employee;

(2)	the Disability (as defined in Section 4.1(b) below) of Employee;

(3)	the termination of Employee’s employment by Employee;

(4)	the termination of Employee’s employment by Company for Cause (as defined in Section 4.1(c) below); or

(5)	the termination of Employee’s employment by Company without Cause.

(b)    For the purposes of this Agreement, "Disability" means Employee's inability, whether mental or physical, to perform the normal duties of Employee's position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day. If Company and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by Company and designated by Company, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.

(c)    For the purposes of this Agreement, "Cause" means any of the following: (i) the wrongful appropriation for Employee's own use or benefit of property or money entrusted to Employee by Company, (ii) the commission of any act involving moral turpitude, (iii) Employee's continued willful disregard of Employee's duties and responsibilities hereunder after written notice of such disregard, (iv) Employee's continued violation of Company policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse), (v) any action by Employee which is reasonably likely to jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by

Company, or (vi) unsatisfactory performance by Employee of Employee's job or duties hereunder as determined by Company in Company's Sole discretion.

4.2.	Termination Payments.

(a) If Employee’s employment with Company terminates pursuant to to Sections 4. l(a)(l), 4.l(a)(2), 4.l(a)(3), or 4.l(a)(5), Employee (or in the eve11t of the death of Employee, the person or persons designated by Employee in a written instrument delivered to Company prior to Employee's death or, if no such written designation has been made, Employee's estate) will be entitled to receive, and Company will pay to the same, all of the following:

(1)	the salary payable to Employee through the Termination Date;

(2)
a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Company and consistent with Schedule A hereof); and

(3)    if options have been granted to Employee prior to the Termination Date, the benefits, if any, set forth in the Incentive Stock Option Plan, upon the terms and conditions set forth therein, but only to the extent that Employee is entitled to such benefits pursuant to the provisions of the Incentive Stock Option Plan.

(b)    If Employee's employment with Company terminates pursuant to Section 4.l(a)(4), Employee will be entitled to receive, and Company will pay to Employee, only the salary payable to Employee through the Termination Date (and Employee shall not be entitled to any benefits under the Incentive Stock Option Plan); provided, however, that if Employee's employment terminates pursuant to Subsection (vi) of Section 4.l(c), Employee shall be entitled to the benefits, if any, set forth in the Incentive Stock Option Plan in accordance with the terms of Subsection (3) of this Section 4.2.
(c)    The termination payments described in this Section 4 will be in lieu of any termination or severance payments required by Company policy or, to the fullest extent permissible thereunder, applicable law (including unemployment compensation) and will constitute Employee's exclusive rights and remedies with respect to termination of Employee's employment.
(d)    In the event Employee has received reimbursement for moving expenses and Employee's employment is terminated pursuant to Sections 4.1(a)(3) or 4.l(a)(4) (other than as the result of the occurrence of actions described in Section 4. l(c)(vi)) of this Agreement within the first full calendar year of employment, Company shall be entitled to reimbursement of all moving expenses paid by Company to or on behalf of Employee or, in the alternative, at Company's sole election, to deduct from any payments due Employee under this Section 4.2 the amount of such moving expenses reimbursed, and Employee expressly authorizes such deduction by signing this Agreement.

5.	Confidentiality and Non-Competition.

5 .1.    Confidential Information.
(a) Employee shall:
(1)    keep all Confidential Information in trust for the use and benefit of Company, SCI, SBG, and any affiliate or subsidiary of Company, SCI, or SBG (collectively, the "Company Entities") and broadcast stations owned or operated directly or indirectly by any of the Company Entities;
(2)    not, except as required by Employee's duties under this Agreement, authorized by the General Counsel of Company or as required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to Company of such requirement), at any time during or after the termination of Employee's employment with Company, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information (as defined below);

(3)    take all reasonable steps necessary, or reasonably requested by any of the Company Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the Company Entities; and
(4)    upon termination of Employee's employment or at any other time any of the Company's Entities in writing so request, promptly deliver to such Company Entity all materials constituting Confidential Information relating to such Company Entity (including all copies) that are in Employee's possession or under Employee's control. If requested by any of the Company Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.
(b)    For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the Company Entities that is not generally available to the public. Confidential Information includes all information developed by or for any of the Company Entities concerning marketing used by any of the Company Entities, suppliers, any customers (including advertisers) with which any of the Company Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the Company Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

5.2.	Non-Competition.
(a)    During the Employment Term and if Employee's employment is terminated for any reason, Employee shall not (i) for a period of six (6) months after termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television or radio broadcast station within the Subject Community's designated market area (as defined below), and (ii) for a period of two (2) months after the date of termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television broadcast station (other than television broadcast stations owned or operated by any of the Company Entities) within any designated market area (as defined below) in which any of the Company Entities owns or operates a television broadcast station. As used herein, "participate" means lending one's name to, acting as a consultant or adviser being employed by or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

(b)    During the Employment Term and for six (6) months thereafter (regardless of the reason why Employee's employment is terminated), Employee shall not directly or indirectly:
(i)    hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the Company. Entities or any person who was an employee of any of the Company Entities within the prior one (1) year period; or

(ii)    solicit, in competition with any of the Company Entities, the business of any customer of any of the Company Entities or any entity whose business any of the Company Entities solicited during the one (1) year period prior to Employee's termination.
(c)    Notwithstanding anything else contained in this Section 5.2, Employee may own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation.
(d)    In the event that (i) one of the Company Entities places the Station up for sale within six (6) months after termination of Employee's employment hereunder, or (ii) Employee's employment is terminated in connection with the disposition of the Station to a party not affiliated with a Company Entity (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee's agreement to be bound by, the terms and conditions of any non-competition provisions relating to the purchase and sale agreement for the Station, without any consideration beyond that expressed in this Agreement, provided that the purchase and sale agreement is negotiated in good faith with customary terms and provisions. Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non competition provisions referred to in this Section 5.2(d) which extend beyond six (6) months from the date of termination of Employee's employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a).

(e)    The two (2) month and six (6) month time periods referred to above shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of this Section 5.2 of this Agreement so that Employee is restricted from engaging in the conduct referred to in this Section 5.2 for a full two (2) months or six (6) months, as the case may be.
(f) For purposes of this Section 5.2, designated market area shall mean the Designated Market Area ("DMA") as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3.    Acknowledgment. Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6) is a condition of Employee's being employed by Company, Employee's having access to Confidential Information, Employee's being eligible to receive the items referred to in Sections 3 and Schedule A (including, without limitation, Employee's eligibility to participate in the Incentive Stock Option Plan), Employee's advancement at Company, and Employee being eligible to receive other special benefits at Company; and further, that this Agreement is entered into, and is reasonably necessary, to protect the Company Entities' investment in Employee's training and development, and to protect the goodwill and other business interests of the Company Entities.

6.	Remedies.
6.1.    Injunctive Relief. The covenants and obligations contained in Section 5 relate to matters which are of a special, unique; and extraordinary character and a violation of any of the terms of such Section will cause irreparable injury to the Company Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Company Entities will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate), restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders. The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5. The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.
6.2.    Cumulative Rights and Remedies. Rights and remedies provided by Section 5 are cumulative and are in addition to any other rights and remedies any of the Company Entities may have at law or equity.
7. Absence of Restrictions. Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with Company in accordance with the terms and conditions of this Agreement.

8.    Miscellaneous.
8.1.    Attorneys’ Fees. In any action, litigation, or proceeding (collectively, "Action") between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party's costs and expenses, including reasonable attorneys' fees.
8.2.    Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

8.3.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:
If to Station to:    KUPN-TV
920 S. Commerce Street Las Vegas, Nevada 89106
Attn: Regional Director or President

CONFIDENTIAL

With a copy to:

Sinclair Communications, Inc.
2000 W. 41st Street
Baltimore, Maryland 21211
Attn: General Counsel

If to Employee to:
Rob Weisbord
c/o KUPN-TV
920 S. Commerce Street
Las Vegas, Nevada 89106

or to such other address as will be furnished in writing by any party. Any such notice or communication will be deemed to have been given as of the date so mailed.

8.4.    Assignment. Company may assign this Agreement to any of the Company Entities, and Employee hereby consents and agrees to be bound by any such assignment by Company. Employee may not assign, transfer, or delegate Employee's rights or obligations under this Agreement and any attempt to do so is void. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee. No other third parties, other than Company Entities, shall have, or are intended to have, any rights under this Agreement.

8.5.	Counterparts. This Agreement may be signed in one or more counterparts.

8.6.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

8.7.    Severability. If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly, and enforced as reformed or modified, in any proceeding brought to enforce such provision. Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

8.8.    Entire Agreement. This Agreement, including the Schedules attached hereto, and the Incentive Stock Option Plan constitute the entire agreement, and supersede all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement and the Incentive Stock Option Plan. This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.
8.9.    Interpretation. This Agreement is being entered into among competent and experienced business professionals (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.
8.10.    Continuing Obligations. The following provisions of this Agreement will continue and survive the termination of this Agreement: 4.2, 5, 6, 7 and 8.
8.11.    Taxes. Company may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.
8.12.    Arbitration and Extension of Time. Except as specifically provided in Section 6, any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in Baltimore, Maryland in accordance with the Commercial Rules of the American Arbitration Association then in effect, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and the Maryland Uniform Arbitration Act, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The expenses of the arbitration shall be borne by the non prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence, and legal counsel. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s). Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

THIS AGREEMENT CONTAINS A WAIVER OF YOUR RIGHT TO A TRIAL BY COURT OR JURY IN EMPLOYMENT DISPUTES.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

WTTE, CHANNEL 28, INC.

By: /s/ David B. Amy
Its:

/s/ Rob Weisbord
Rob Weisbord

SCHEDULE A
COMPENSATION AND OTHER BENEFITS

l.    Base Salary. The Base Salary for the services to be rendered by Employee pursuant to this Agreement, during and with respect to the Employment Term, Company will pay Employee an annual salary (i) during the first employment year as defined in Section 2.1 of this Agreement, at a rate equal to Eighty-Five Thousand Dollars ($85,000.00) (the "Base Salary"), and (ii) during each subsequent employment year in which Employee is employed, at a rate to be determined by the Chief Executive Officer of SCI, payable in arrears, semimonthly or otherwise, in accordance with Company's regular payroll procedures (but not less than monthly),
2.    Vacation.    While employed by Company, Employee shall be entitled to paid vacation leave in accordance with such policies in effect at Company from time to time.

3.    Health Insurance and Other Benefits.    During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by Company for its employees generally, and Employee shall be eligible to participate in other employee benefits plans that may from time to time be provided by Company to its employees generally.

4.    Moving and Travel Expenses. On or after the Effective Date, upon request of Employee, Company shall reimburse Employee for reasonable costs and expenses (not to exceed $7,500) including, without limitation, shipping and packing, incurred by Employee to (i) move Employee's possessions and family from Tampa, Florida to Las Vegas, Nevada; and (ii) for transportation between Tampa, Florida and Las Vegas, Nevada for Employee and members of his immediate family. Employee must solicit bids from three (3) moving companies, one of which shall be selected by Company. If the moving company selected by Company is the lowest bidder, it shall be the moving company used by Employee. In addition to (i) and (ii) above, Company shall reimburse Employee for full coach airfare, hotel and related ground transportation costs, for Employee and Employee's immediate family for three (3) trips for Employee to look for housing in Las Vegas, Nevada and to arrange to move Employee's possessions and immediate family to Las Vegas, Nevada. On or after the Effective Date, Company shall also reimburse Employee for all reasonable expenses (including rent and utilities) incurred by Employee in obtaining temporary housing in Las Vegas, Nevada, but in no event for a period in excess of 30 days. Except as hereinabove set forth, the Company shall not be required to provide any assistance to Employee or pay or reimburse Employee for any expenses incurred with respect to the foregoing or otherwise with respect to Employee's move from Tampa, Florida to Las Vegas, Nevada.
5.    Automobile. During the Employment Term, Employee will be permitted to use trade for KUPN's broadcast time to purchase or lease (as determined by the President or his designee) for the use of Employee of an automobile with a retail value not to exceed Thirty Five Thousand Dollars ($35,000.00); provided, however, that (i) the terms thereof may not, without the express consent of the President of the Company, involve a greater than 1.5:1.0 exchange rate of the value of broadcast time to the retail value of the automobile, and (ii) the automobile may not be obtained from any entity that is or at any time within the immediately preceding twelve (12) months has been a cash account of KUPN-TV. The leasehold or ownership interest in such automobiles shall remain the property of Company.

6.    Tax Issues. To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to him by Employer, and Employee will keep such records regarding uses of these benefits as Employer reasonably requires and will furnish Employer all such information as may be reasonably requested by Employer with respect to such benefits.
7.    Expenses. Company will pay or reimburse Employee from time to time for all expenses incurred by Employee during the Employment Term on behalf of Company in accordance with corporate policies established by Company; provided, that (i) such expenses must be reasonable business expenses, and (ii) Employee supplies to Company itemized accounts or receipts in accordance with Company's procedures and policies with respect to reimbursement of expenses in effect from time to time.

8.    Bonuses.    Employee may earn bonuses in accordance with the terms of the "Deal Sheet" attached to this Schedule A as "Schedule 1". Any bonus described on Schedule 1 shall be determined and payable in accordance with Schedule 1 after all financial and/or ratings data necessary for the determination of such amount is available to the Company.

Schedule 1 to Schedule A

1997 Compensation Plan
General Sales Manager Rob Weisbord

l. A quarterly bonus of up to $4,000.00 shall be paid quarterly based upon achieving net time sales revenue as budgeted of KUPN-TV, as follows:

95 % of net time sales revenue but less than 100% of net time sales revenue,
50% of quarterly bonus earned;
100% or more of net time sales revenue, 100% of quarterly bonus earned.

Any such quarterly bonus may be paid in arrears if the annual net time sales revenue for KUPN-TV is attained by year end.

2.
A quarterly bonus of up to$2,250.00 to be paid quarterly if quarterly objectives, e.g., staff upgrades, additions to the sales staff, quarterly new business objectives, etc., are met. These objectives will be established and agreed upon by the General Manager, the General Sales Manager and the Regional Director. Any such quarterly bonus may be paid in arrears if such quarterly objectives are attained by year end as determined by the General Manager, the General Sales Manager and the Regional Director.

3.
A monthly override shall be paid monthly in an amount agreed upon by the General Sales Manager and the Station Manager from time to time based upon achieving a percentage of budgeted annual net time sales of KUPN-TV such that if 100% of budgeted annual net time sales of KUPN-TV is achieved, Employee would receive $25,000.00 on an annual basis.